Exhibit 99.1

Contact:	Barbara A. Brungess 610-727-7199 bbrungess@amerisourcebergen.com
AMERISOURCEBERGEN REAFFIRMS GUIDANCE FOR
FISCAL YEAR 2011 AT ANNUAL INVESTOR DAY
Webcasts Investor Day Meeting Today
VALLEY FORGE, PA, December 16, 2010 — AmerisourceBergen Corporation (NYSE: ABC) today will reaffirm its previous fiscal year 2011 guidance at its Investor Day Meeting in New York City. The Company is hosting a webcast of the meeting today beginning at 12:30 pm Eastern Standard Time.
The Company continues to expect diluted earnings per share for fiscal year 2011 to be in a range of $2.31 to $2.41, an increase of 7 percent to 12 percent over $2.16 per share, which represents the $2.22 diluted earnings per share achieved in fiscal year 2010 less litigation gains. Also unchanged are our key assumptions supporting the diluted earnings per share range for fiscal year 2011, including: revenue growth of between 2 percent and 4 percent; operating margin growth in the low to mid single-digit basis points range; and free cash flow in the range of $625 million to $700 million, which includes capital expenditures in the $150 million range. Subject to market conditions, we expect to spend approximately $400 million to repurchase our common shares in fiscal year 2011.
AmerisourceBergen will webcast its Investor Day Meeting today beginning at 12:30 pm Eastern Standard Time through approximately 3:30 pm. Participating in the meeting will be: R. David Yost, Chief Executive Officer; Steven H. Collis, President and Chief Operating Officer; Michael D. DiCandilo, Executive Vice President and Chief Financial Officer; James D. Frary, President, AmerisourceBergen Specialty Distribution and Services; Peyton R. Howell, President, AmerisourceBergen Consulting Services; and Antonio R. Pera, Senior Vice President, Supply Chain Management. To access the live webcast, go to the Webcasts section on the Investor Relations page at www.amerisourcebergen.com. A replay of the webcast will be available for 30 days.

About AmerisourceBergen
AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both healthcare providers and pharmaceutical manufacturers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With $78 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 10,000 people. AmerisourceBergen is ranked #24 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.
Forward-Looking Statements
Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale and purchase of pharmaceutical products or any related litigation, including shareholder derivative lawsuits; changes in U.S. legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; greater or less than anticipated benefit from launches of the generic versions of previously patented pharmaceutical products; significant breakdown or interruption of our information technology systems; our inability to implement an enterprise resource planning (ERP) system to handle business and financial processes and transactions (including processes and transactions relating to our customers and suppliers) of AmerisourceBergen Drug Corporation and our corporate operations without functional problems, unanticipated delays and/or cost overruns; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States, including potential changes in Canadian provincial legislation affecting pharmaceutical product pricing or service fees and/or regulatory action by provincial authorities in Canada to lower pharmaceutical product pricing or service fees; the impact of divestitures or the acquisition of businesses that do not perform as we expect, are difficult for us to integrate into our business operations or do not adhere to our system of internal controls; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax legislation or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for this Fiscal Year Ended September 30, 2010 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.
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